Exhibit 10.2

EXECUTION VERSION

J.P. MORGAN SECURITIES INC. JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, New York 10017	BARCLAYS BANK PLC BARCLAYS CAPITAL 745 Seventh Avenue New York, New York 10019	UBS SECURITIES LLC 299 Park Avenue New York, NY 10171 UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, CT 06901

June 9, 2010

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart, Suite 2024

Chicago, IL 60654

Attention:         William J. Davis, Chief Financial Officer

Allscripts-Misys Healthcare Solutions, Inc.

Senior Secured Credit Facilities

Commitment Letter

Ladies and Gentlemen:

You have advised J.P. Morgan Securities Inc. (“JPMorgan”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), Barclays Bank PLC (“Barclays Bank”), Barclays Capital, the investment banking division of Barclays Bank (“Barclays Capital”), UBS Securities LLC (“UBSS”) and UBS Loan Finance LLC (“UBS” and together with JPMorgan, JPMorgan Chase Bank, Barclays Bank, Barclays Capital and UBSS, the “Commitment Parties”) that Allscripts-Misys Healthcare Solutions, Inc. (the “Borrower”) intends to enter into the Transactions described in the introductory paragraph of Exhibit A hereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). The sources and uses of funding for the Transactions are described in the Sources and Uses Table (the “Table”) attached hereto as Schedule I.

JPMorgan, Barclays Capital and UBSS are pleased to advise you that they are willing to act as joint lead arrangers and joint bookrunners for the Facilities. Furthermore, (i) JPMorgan Chase Bank is pleased to advise you of its several commitment to provide 55% of the aggregate amount of each of the Facilities, (ii) Barclays Bank is pleased to advise you of its several commitment to provide 30% of the aggregate amount of each of the Facilities and (iii) UBS is pleased to advise you of its several commitment to provide 15% of the aggregate amount of each of the Facilities (JPMorgan Chase Bank,

Barclays Bank and UBS, together, the “Initial Lenders”). This Commitment Letter, the Term Sheet and the Table (collectively, the “Commitment Letter”) set forth the terms and conditions on and subject to which the Initial Lenders are willing to make their commitments.

It is agreed that JPMorgan, Barclays Capital and UBSS will act as joint lead arrangers and joint bookrunners in respect of the Facilities (in such capacities, the “Arrangers”) and that JPMorgan will have “left” placement in any marketing materials or other documentation used in connection with the Facilities. It is further agreed that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Facilities. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facilities (in each case other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) unless you and we shall so agree.

You understand that the Facilities will be syndicated and you agree to actively assist the Arrangers in completing timely syndications reasonably satisfactory to the Arrangers and you. We intend to commence syndication efforts promptly, and you agree to actively assist us in completing a syndication reasonably satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships, (b) direct contact between your senior management and the proposed Lenders and your using commercially reasonable efforts to ensure direct contact between your advisors and the proposed Lenders at mutually convenient times and locations, (c) as set forth in the next paragraph, assistance from you in the preparation of materials to be used in connection with the syndication (collectively, with the Term Sheet, the “Information Materials”) and (d) the hosting, with us and your senior management, of one or, if mutually agreed, additional meetings of prospective Lenders at mutually convenient times and locations.

You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Target, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that Commitment Party Public-Siders who are publishing debt analysts may participate in any meetings held pursuant to clause (d) of the preceding paragraph to the extent that such meeting is open to any Public-Siders; provided that such analysts shall not publish any information obtained from such meetings at any time in violation of any confidentiality agreement between you and the relevant Commitment Party Public-Sider.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should be distributed only to Private-Siders: (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Facilities and (c) other materials designated by the Borrower for all prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you. The Borrower hereby authorizes the Commitment Parties to distribute draft and final definitive documentation with respect to the Facilities (other than any such documentation identified by the Borrower in writing (including by email) within a reasonable time prior to the intended distribution for distribution solely to Private-Siders) to Private-Siders and Public-Siders.

JPMorgan, Barclays Capital and UBSS, in their capacity as Arrangers, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and, subject to the terms of the Fee Letter, the amount and distribution of fees among the Lenders. In their capacity as Arrangers of the Facilities, JPMorgan, Barclays Capital and UBSS will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that, as Arrangers, JPMorgan, Barclays Capital and UBSS are not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Arrangers shall have no responsibility or liability to the Borrower with respect thereto.

To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower and its subsidiaries and the Transactions, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all written information and all oral communication made in Lender meetings and due diligence sessions held in connection with the syndication of the Facilities (other than the Projections and information of a general economic or industry-specific nature) (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, taken as a whole, when furnished, complete and correct in all material respects and does not or will not, taken as a whole, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you reasonably believe to have been reasonable at the time made and at the time such Projections are made available to the Arrangers (it being understood that any such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such Projections will be realized and that actual results may differ from such Projections and that such differences may be material). You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

If any Initial Lender becomes a Defaulting Lender (as defined below), you may, at your sole expense and effort, upon notice to such Initial Lender and the Arrangers, require such Initial Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Commitment Letter to an assignee selected by you in consultation with the Arrangers (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Initial Lender, if such other Initial Lender accepts such assignment). The Arrangers agree to use their commercially reasonable efforts to assist you in identifying a Replacement Lender and effecting any such assignment and delegation (it being understood that such efforts shall not be deemed to require the Arrangers to cause any of their affiliates to agree to become the Replacement Lender). It is understood and agreed that any such assignment and delegation shall not reduce or otherwise affect the commitments in respect of the Facilities of the other

Initial Lenders. For purposes of the foregoing, “Defaulting Lender” shall mean shall mean any Initial Lender that (a) becomes (or is controlled by any person or entity that is) subject to any bankruptcy, insolvency, receivership, conservatorship or other similar proceeding, (b) has (or is controlled by any person or entity that has) become a “defaulting” lender generally in credit agreements to which it is a party (other than actions taken in good faith to exercise or preserve its rights and remedies as a lender) or (c) refuses to execute (after reasonable written notice to such Initial Lender) or, in your reasonable judgment following consultation with the applicable Initial Lender and the Arrangers, materially delays in executing, the definitive credit documentation with respect to the Facilities that has been fully negotiated between you and the Commitment Parties in good faith (the “Credit Documentation”). Notwithstanding the foregoing, no Initial Lender shall be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Initial Lender or a parent company thereof by a governmental authority or an instrumentality thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject to (a) since May 31, 2009, there not having occurred any Borrower Material Adverse Effect (as defined below), (b) such Commitment Party’s reasonable satisfaction that until the earlier of (i) the completion of a Successful Syndication (as hereinafter defined) and (ii) the date that is 60 days following the initial funding of the Facilities, there shall be (or with regards to any portion of such period occurring after the Closing Date shall reasonably be expected to be) no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries (including any new subsidiaries to be formed or acquired in connection with the Transactions), (c) the Arrangers’ having been afforded a period of not less than 45 days following the execution and delivery of this Commitment Letter to syndicate the Facilities, provided that such minimum period shall be extended in case you execute any cure rights pursuant to clause (ii) of clause (f) of this paragraph by the time period from the date written notice is given by the Commitment Parties of noncompliance through the date such noncompliance is cured, (d) the closing of the Facilities on or before December 9, 2010, (e) compliance by you in all material respects with your agreements in clauses (a), (b), (c) and (d) of the fourth paragraph of this Commitment Letter, other than to the extent (i) noncompliance therewith has not materially impeded the syndication of the Facilities or (ii) you shall have cured such noncompliance within 5 business days of having received written notice from the Commitment Parties of such noncompliance (it being agreed that the Commitment Parties shall give you prompt written notice of any such noncompliance); and (f) the other conditions expressly set forth in the Term Sheet. “Borrower Material Adverse Effect” means any event, occurrence, fact, condition, effect, change or development that, individually or when taken together with all other events, occurrences, facts, conditions, effects, changes or developments, is, or is reasonably expected to be, materially adverse to the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, and no event, effect, change or development to the extent resulting from any of the following, shall constitute or be taken into account in determining whether there has been a “Borrower Material Adverse Effect”: (i) factors affecting the national or world economy or financial, banking, credit, securities or commodities markets, taken as a whole, except to the extent the Borrower and its subsidiaries are adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Borrower and its subsidiaries operate; (ii) conditions generally affecting the industries in which the Borrower or its subsidiaries operate, except to the extent the Borrower and its subsidiaries are adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Borrower and its subsidiaries operate; (iii) factors resulting from or arising out of the announcement of the Merger Agreement, the Misys Agreement or the transactions contemplated thereby

(including any shareholder or derivative litigation arising from or relating to the Merger Agreement, the Misys Agreement or the transactions contemplated thereby) or the performance of the Merger Agreement or the Misys Agreement; (iv) any circumstances relating to the loss in whole or in part of any business relationship with any customer or client of the Borrower or any of its subsidiaries set forth in Section 9.1(A) of the Parent Disclosure Letter, other than as a result of the valid termination by a customer or client of any written contract due to the breach by the Borrower or any of its subsidiaries of its obligations under any such written contract to license material intellectual property rights owned by the Borrower or any of its subsidiaries or perform material services related to such licenses required to be licensed or performed, respectively, under such written contract; (v) any failure by the Borrower to meet any analysts’ revenue or earnings projections or Borrower guidance, in and of themselves, or any failure by the Borrower to meet any of the Borrower’s internal or published revenue or earnings projections or forecasts, in and of themselves, or any decline in the trading price or trading volume of the common stock of the Borrower, in and of themselves (it being understood that any event, occurrence, fact, condition, effect, change or development giving rise to any such failure or decline, other than an event, occurrence, fact, condition, effect, change or development set forth in clauses (i) through (iv) above or clauses (vi) through (viii) below, may be deemed to constitute, and may be taken into account in determining whether there has been, or is reasonably expected to be, a Borrower Material Adverse Effect); (vi) any effect resulting from changes in laws or accounting principles, in each case, after the date hereof; (vii) any effect resulting from any outbreak or escalation of hostilities, the declaration of a national emergency or war, or the occurrence of any act of terrorism; or (viii) any increase in the cost of or decrease in the availability of financing to the Borrower or its subsidiaries with respect to the Share Repurchases. “Successful Syndication” means that JPMorgan Chase Bank shall hold no more than $60,000,000 of the aggregate commitment amount under the Facilities, Barclays Bank shall hold no more than $50,000,000 of the aggregate commitment amount under the Facilities and UBS shall hold no more than $40,000,000 of the aggregate commitment amount under the Facilities.

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto or whether brought by the Company, the Guarantors (as defined in the Term Sheet), any of their respective affiliates or any other person or entity, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from (i) the willful misconduct or gross negligence of such indemnified person or any of its affiliates or its or their respective officers, directors, employees or agents or (ii) a material breach by the relevant indemnified person of the express contractual obligations of such indemnified person under this Commitment Letter or the Credit Documentation pursuant to a claim made by the Borrower, and (b) to reimburse each Commitment Party and its affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person or any of its affiliates or its or their respective officers, directors, employees or agents. In addition, no indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each Arranger is a full service securities firm and each Arranger may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. You waive, to the fullest extent permitted by law, any claims you may have against each Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty, in each case, in connection with the syndication of the Facilities, and agree that no Commitment Party will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your stockholders, employees or creditors, in each case, in connection with the syndication of the Facilities.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates, subject to the confidentiality restrictions set forth herein, information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

This Commitment Letter shall not be assignable (a) by you without the prior written consent of each Commitment Party (and prior to the Misys Closing (as defined below), the approval of the Audit Committee of the Borrower’s Board of Directors) or (b) by any Commitment Party without the prior written consent of each Arranger and you (which consent, in the case of the Borrower prior to the Misys Closing, shall be approved by the Audit Committee of the Borrower’s Board of Directors) and any purported assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons (it being agreed that (i) each Initial Lender reserves the right in its sole discretion at any time to assign and delegate all or a portion of its commitments in respect of the Facilities hereunder, and to allocate all or a portion of its fees payable in connection therewith, to one or more of its affiliates, provided that no such assignment or delegation shall relieve such Initial Lender of any of its obligations hereunder or under the Credit Documentation, including of any obligation in respect of its commitment in respect of the Facilities, in the event such affiliate shall fail to perform such obligation in accordance with the terms hereof or of the Credit Documentation, as applicable and (ii) the Initial Lenders have the right to syndicate the Facilities and receive commitments with respect thereto, provided that, except as contemplated under clause (b) of this paragraph, (x) no Initial Lender may assign all or any portion of its commitments hereunder prior to the Closing Date and (y) each Initial Lender shall retain exclusive control over all rights and obligations with respect to the commitments hereunder until the Closing Date has occurred). This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party; provided that (a) the Borrower shall have the right, upon prior written notice to the Arrangers, to terminate this Commitment Letter and the commitments hereunder, subject to the provisions of the second to last paragraph hereof and (b) any waiver or amendment by the Borrower prior to the Misys Closing shall be approved by the Audit Committee of the Borrower’s Board of Directors.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Commitment Parties and the Borrower.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, however, that the interpretation of the definition of “Borrower Material Adverse Effect” for purposes of this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each party hereto consents to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Fee Letter, the Term Sheet, the transactions contemplated hereby or the performance of services hereunder.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, directors, agents and advisors and, on a confidential basis, those of the Target and Misys who are directly involved in the consideration of this matter (except that the Fee Letter may only be disclosed to the Target or Misys in a mutually agreed upon redacted form), (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof to the extent permitted by applicable law) or (c) with our prior written consent, provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

Each Commitment Party and its affiliates will use all Confidential Information (as defined below) solely for purposes that are subject to this Commitment Letter and the transactions contemplated thereby and shall treat confidentially all such Confidential Information, except that Confidential Information may be disclosed (a) to its and its affiliates’ partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information), (b) to the extent requested or required by any state, Federal or foreign authority or examiner regulating such Commitment Party, (c) to the extent required by applicable law, rule or regulation or by any subpoena or similar legal process, (d) in connection with any litigation or legal proceeding relating to this Commitment Letter or the Fee Letter or any other documentation in connection therewith or the enforcement of rights hereunder or thereunder or to which such Commitment Party or any of its affiliates may be a party, (e) to any prospective Lender (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential

Information and agree to keep such Confidential Information confidential to the same extent as required of each of the Commitment Parties hereinabove and below or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (f) with the consent of the Borrower, (g) on a confidential basis, to any rating agency when required by such rating agency or (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this paragraph or (ii) becomes available to such Commitment Party on a nonconfidential basis from a source other than the Borrower or any of its subsidiaries, officers, directors, employees or advisors. For the purposes of this paragraph, “Confidential Information” means all information received from the Borrower or any of its subsidiaries, officers, directors, employees or advisors relating to the Borrower or its businesses, other than any such information that is available to the Commitment Parties on a nonconfidential basis prior to disclosure by the Borrower. The obligations of the Commitment Parties under this paragraph shall remain in effect until the earlier of (i) one year from the date of termination of the commitments and agreements of the Commitment Parties hereunder and (ii) the date the Credit Documentation becomes effective, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions of this paragraph.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Term Sheet), which information includes names and addresses and other information that will allow such Commitment Party to identify the Borrower and each Guarantor in accordance with the Patriot Act.

The compensation, reimbursement, indemnification and confidentiality, governing law, consent to jurisdiction and waiver of jury trial provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that the reimbursement, confidentiality and indemnification provisions hereunder (other than the confidentiality of the Fee Letter and the contents thereof) shall be superseded by the reimbursement, confidentiality and indemnification provisions of the Credit Documentation upon the effectiveness thereof.

Notwithstanding any other provision of this Commitment Letter, the Term Sheet or the Fee Letter to the contrary, in the event that, prior to the consummation of the Initial Share Repurchase and the Misys Offering (collectively, the “Misys Closing”) or, if the Misys Closing does not occur, at any time after the date hereof (i) there is any action or determination to be made by us hereunder that would require approval of the Borrower’s Board of Directors or any committee thereof, (ii) there is any action, suit, proceeding, litigation or arbitration between the Borrower and Misys or (iii) there is any disputed claim or demand (including any claim or demand relating to enforcing any remedy under this Commitment Letter, the Term Sheet or the Fee Letter) by the Borrower against Misys, or by Misys against the Borrower, all actions or determinations of the Borrower prior to the Misys Closing or, if the Misys Closing does not occur, at any time after the date hereof or any determinations of the Borrower relating to any such action, suit, proceeding, litigation, arbitration, claim or demand (including all determinations by the Borrower whether to institute, compromise or settle any such action, suit, proceeding, litigation, arbitration, claim or demand and all determinations by the Borrower relating to the prosecution or defense thereof), shall be made and approved by the Audit Committee of the Borrower’s Board of Directors.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on June 9, 2010. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:	/s/ James McHugh
Name:	James McHugh
Title:	Executive Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Krys Szremski
Name:	Krys Szremski
Title:	Vice President

[Commitment Letter]

BARCLAYS BANK PLC

By:	/s/ John Skorbe
Name:	John Skorbe
Title:	Managing Director

[Commitment Letter]

UBS SECURITIES LLC

By:	/s/ David W. Barth
Name:	David W. Barth
Title:	Managing Director
High Yield Capital Markets

By:	/s/ Michael Lawton
Name:	Michael Lawton
Title:	Director

UBS LOAN FINANCE LLC

By:	/s/ David W. Barth
Name:	David W. Barth
Title:	Managing Director
High Yield Capital Markets

By:	/s/ Michael Lawton
Name:	Michael Lawton
Title:	Director

[Commitment Letter]

Accepted and agreed to as of

the date first written above by:

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:	/s/ William J. Davis
Name:	William J. Davis
Title:	Chief Financial Officer

[Commitment Letter]

Schedule I

SOURCES AND USES TABLE

Sources:
	Term Loans	$570,000,000

	Revolving Loans[1]	$0

	Cash on Hand	$30,300,000

	Total Sources	$600,300,000

Uses:
	Initial Share Repurchase	$577,400,000

	Payment of Fees and Expenses[2]	$22,900,000

	Total Uses	$600,300,000

[1]	$150,000,000 availability.
[2]	Includes estimated OID.

[Commitment Letter]